Exhibit 99.1
W. P. Carey Inc. Announces New Appointment to Board of Directors

Board Member Elisabeth Stheeman Brings 30+ Years of Financial and Real Estate Experience

New York – December 12, 2022 – W. P. Carey Inc. (W. P. Carey, NYSE: WPC), a net lease real estate investment trust, today announced the appointment of Elisabeth Stheeman to its Board of Directors, effective immediately. Ms. Stheeman will serve as a member of both the Investment and Nominating & Corporate Governance Committees.

Jason Fox, Chief Executive Officer and Board Member at W. P. Carey, said: “Elisabeth has unmatched experience in the financial services and real estate industries, having held prominent leadership roles at some of the largest and most impactful global companies in the sector. Based in London, her knowledge of our core European real estate markets and experience in financial policy with the Bank of England will make her an invaluable addition to our board, particularly as we navigate the challenging macroeconomic environment ahead.”

Ms. Stheeman’s portfolio of advisory experience spans publicly traded businesses in financial services, real estate and healthcare across the UK, Germany and France. She is an external member of the Bank of England’s Financial Policy Committee and the Bank of England’s Financial Market Infrastructure Board. She is also the non-executive chair of Edinburgh Investment Trust plc, which invests in UK securities, a non-executive director of alstria office REIT-AG, the largest listed REIT in Germany, and a member of the Audit and Risk Committee for the Asian Infrastructure Investment Bank. In addition to her current roles, she formerly served on the board of Aareal Bank AG, a listed leading international real estate lender, Korian SA, a French listed healthcare company, RDI plc, an FTSE 250 listed REIT and TLG Immobilien AG, a German listed real estate company.

Ms. Stheeman spent nearly 25 years of her executive career at Morgan Stanley in investment banking, capital markets, private equity and real estate, where she held management roles spanning operations and leadership, investment and remuneration. She was also Global Chief Operating Officer at LaSalle Investment Management and a member of LaSalle Investment Management’s Global Management Committee and JLL’s Global Operating Committee, where she had significant strategic input on asset allocation, asset mix and investment decisions. Ms. Stheeman holds a B.A. in Business Administration from The Hamburg School of Business and a Diploma in Business Studies from the London School of Economics.

Elisabeth Stheeman, said: “I am honored to join W. P. Carey’s Board of Directors and leverage my insights and experience to support the company’s investment activity and ongoing commitment to delivering long-term value to its shareholders.”

With Ms. Stheeman’s appointment, W. P. Carey’s Board of Directors currently comprises 11 members, 36 percent of whom are female.

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W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $22 billion and a diversified portfolio of operationally critical commercial real estate that includes 1,428 net lease properties covering approximately 175 million square feet and a portfolio of 84 self-storage operating properties as of September 30, 2022. For nearly five decades, the company has invested in high-quality single-tenant industrial, warehouse, office, retail and self-storage properties subject to long-term net leases with built-in rent escalators.

Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com